Exhibit 99.1

Gladstone Capital Announces Monthly Cash Distributions for

January, February and March 2021 and Conference Call Date

MCLEAN, VA, January 12, 2021– Gladstone Capital Corporation (Nasdaq: GLAD) (the “Company”) announced today that its board of directors declared the following monthly cash distributions for January, February and March 2021 and also announced its plan to report earnings for its first fiscal quarter ended December 31, 2020.

Cash Distributions:

Common Stock: $0.065 per share of common stock for each of January, February and March 2021, payable per the table below.

Record Date	Payment Date	Cash Distribution
January 22	January 29	$0.065
February 17	February 26	$0.065
March 18	March 31	$0.065

Total for the Quarter:		$0.195

The Company offers a dividend reinvestment plan (the “DRIP”) to its common stockholders. For more information regarding the DRIP, please visit www.gladstonecapital.com.

Earnings Announcement:

The Company also announced today that it plans to report earnings for the first fiscal quarter ended December 31, 2020, after the stock market closes on Wednesday, February 3, 2021. The Company will hold a conference call Thursday, February 4, 2021 at 8:30 a.m. EST to discuss its earnings results. Please call (866) 424-3437 to enter the conference call. An operator will monitor the call and set a queue for questions.

A conference call replay will be available after the call and will be accessible through February 11, 2021. To hear the replay, please dial (877) 660-6853 and use playback conference number 13713652.

The live audio broadcast of the Company’s conference call will be available online at www.gladstonecapital.com. The event will be archived and available for replay on the Company’s website.

If you have questions prior to or following the earnings release you may e-mail them to capital@gladstonecompanies.com.

Gladstone Capital Corporation is a publicly traded business development company that invests in debt and equity securities consisting primarily of secured first and second lien term loans to lower middle market businesses in the United States. Information on the business activities of all the Gladstone funds can be found at www.gladstonecompanies.com.

For Investor Relations inquiries related to any of the monthly dividend paying Gladstone funds, please visit www.gladstone.com.

Source: Gladstone Capital Corporation